Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
May 27, 2015		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS
FOURTH QUARTER, FISCAL 2015 RESULTS

Minneapolis, MN, May 27, 2015 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year ended March 29, 2015. Sales of $364.0 million for fiscal 2015 represented an increase of 4.5% from $348.3 million for the prior fiscal year. Net income was $19.2 million for the year, or $1.81 per fully diluted share, compared to net income of $18.1 million, or $1.71 per fully diluted share, for fiscal 2014.

For the fourth quarter of fiscal 2015, the Company reported sales of $93.3 million as compared to $85.2 million for the same period a year ago. Net income for the fourth quarter of fiscal 2015 was $3.9 million, or $0.37 per fully diluted share, compared to net income of $4.3 million, or $0.40 per fully diluted share, for the same period in fiscal 2014. The LIFO method of valuing inventory increased gross profit by $0.6 million in the fourth quarter of fiscal 2015, compared to an increase of $1.8 million in the fourth quarter of the prior year.

“The integration of the Florida business we acquired last fall is going well and we are also pleased with the performance of our other water treatment branches we have added over the last several years,” said Patrick Hawkins, Chief Executive Officer and President. “We are continuing to proactively add sales and support staff in a number of our current Water Treatment branches. While these additional expenses dampen this segment’s operating performance in the near term, these investments complement our geographic expansion strategy and position this business for future growth. ”

“We continued to face competitive pricing challenges in fiscal 2015, particularly in certain end markets within our Industrial segment. In spite of these challenges, I am pleased with our Industrial segment’s performance as we were able to grow our overall sales volumes from the prior year,” Mr. Hawkins continued.  “This growth, coupled with tighter production expense controls, allowed our Industrial segment operating profit to grow by nearly 13% over the prior year.”

For fiscal 2015, Industrial segment sales were $249.1 million, an increase of 1.7% from fiscal 2014 sales of $244.9 million. Volumes increased year-over-year; however, lower raw material prices and competitive pricing pressures in certain product lines resulted in lower per-unit selling prices. Water Treatment segment sales were $115.0 million for the year, an increase of 11.2% over last year’s sales of $103.4 million. Our recently acquired Florida and Oklahoma locations accounted for $7.9 million of the total increase. In addition, growth in our newer branches and increased sales of specialty chemicals were partially offset by the impact of lower raw material prices.
Company-wide gross profit for fiscal 2015 was $65.8 million, or 18.1% of sales, compared to $61.6 million, or 17.7% of sales, for the same period of the prior year. The LIFO method of valuing inventory decreased gross profit by $0.4 million for fiscal 2015, while it increased gross profit by $1.9 million for fiscal 2014.

Gross profit for the Industrial segment was $33.6 million, or 13.5% of sales, for fiscal 2015, an increase of $1.6 million from $32.0 million, or 13.1% of sales, for fiscal 2014. The increase in gross profit dollars was driven by higher sales volumes in fiscal 2015 as compared to fiscal 2014, partially offset by lower per-unit margins due to continued competitive pricing pressures in certain product lines. The LIFO method of valuing inventory decreased gross profit in our industrial segment by $0.3 million in fiscal 2015, while it increased gross profit by $1.6 million in fiscal 2014.

-more-

HAWKINS, INC. REPORTS
FOURTH QUARTER, FISCAL 2015 RESULTS
May 27, 2015
Page Two.

Gross profit for the Water Treatment segment increased $2.6 million to $32.2 million, or 28.0% of sales, for fiscal 2015, as compared to $29.6 million, or 28.6% of sales, for fiscal 2014. The increase in gross profit dollars was a result of higher sales volumes across most of our branches, in particular the addition of our recently acquired Florida and Oklahoma locations, along with increased sales of specialty chemicals. Gross profit as a percentage of sales decreased primarily due to the addition of and growth in our newer branches that have lower per-branch revenues, and the costs to operate these branches represent a higher percentage of their sales than many of our existing branches. The LIFO method of valuing inventory decreased gross profit by $0.1 million in fiscal 2015, while it increased gross profit by $0.3 million in fiscal 2014.

Company-wide SG&A expenses were $35.4 million, or 9.7% of sales, for fiscal 2015, as compared to $33.5 million, or 9.6% of sales, for fiscal 2014. The expenses increased in our Water Treatment segment, with $1.6 million of the increase due to our recently acquired Florida and Oklahoma locations, and the remainder of the increase driven by the addition of sales personnel in existing locations.

Hawkins, Inc. distributes, blends and manufactures chemicals for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 37 facilities in 16 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

-more-

HAWKINS, INC. REPORTS
FOURTH QUARTER, FISCAL 2015 RESULTS
May 27, 2015
Page Three.

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	March 29, 2015	March 30, 2014	March 29, 2015	March 30, 2014
	(unaudited)
Sales	$93,281	$85,223	$364,023	$348,263
Cost of sales	(77,750)	(70,974)	(298,232)	(286,663)
Pension withdrawal	—	—	—	—
Gross profit	15,531	14,249	65,791	61,600
Selling, general and administrative expenses	(9,532)	(8,080)	(35,375)	(33,510)
Operating income	5,999	6,169	30,416	28,090
Interest income (expense), net	27	(11)	38	(29)
Income from continuing operations before income taxes	6,026	6,158	30,454	28,061
Income tax provision	(2,126)	(1,863)	(11,240)	(9,967)
Income from continuing operations	3,900	4,295	19,214	18,094
Income from discontinued operations, net of tax	—	—	—	—
Net income	$3,900	$4,295	$19,214	$18,094
Weighted average number of shares outstanding-basic	10,581,129	10,562,081	10,568,582	10,544,467
Weighted average number of shares outstanding-diluted	10,639,310	10,620,128	10,633,554	10,599,755
Basic earnings per share:
Earnings per share from continuing operations	$0.37	$0.41	$1.82	$1.72
Earnings per share from discontinued operations	—	—	—	—
Basic earnings per share	$0.37	$0.41	$1.82	$1.72
Diluted earnings per share:
Earnings per share from continuing operations	$0.37	$0.40	$1.81	$1.71
Earnings per share from discontinued operations	—	—	—	—
Diluted earnings per share	$0.37	$0.40	$1.81	$1.71

# # # #